Exhibit 99.1

Cypress Provides Update on Strategic Activities

SAN JOSE, Calif., October 19, 2006- As previously disclosed, Cypress Semiconductor Corp. (NYSE: CY) has been reviewing a variety of strategic alternatives involving the Company and its investment in SunPower. These alternatives included a possible buyout of the Company.

The Company’s Board has now terminated its process of evaluating a possible buyout of the Company and determined that continuing with its standalone strategy at this time is in the best interests of its stockholders. Cypress will continue to explore ways in which to allow its stockholders to fully realize the value of Cypress and its investment in SunPower.

About Cypress

Cypress solutions perform: consumer, computation, data communications, automotive, industrial, and solar. Leveraging proprietary silicon processes, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions and reconfigurable mixed-signal arrays. Cypress trades on the NYSE under the ticker symbol CY. Visit us at www.cypress.com.

Safe Harbor Statement:

Statements made in this release that are not historical in nature and that refer to Cypress’s plans and expectations for the future, including but not limited to Cypress’s continued exploration of ways in which to allow its stockholders to fully realize the value of the SunPower Investment, are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Actual events and results may differ materially from such statements due to a variety of factors, including but not limited to the fact that we may discontinue our exploration of ways in which to fully realize the value of the SunPower investment at any time and may not conclude a transaction as well as the risks identified in our filings with the Securities and Exchange Commission.” All forward-looking statements included in this release are based upon information available to Cypress as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement, except as required by applicable law.

# # #

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. All other trademarks are the property of their respective owners.